Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Announces Profit Improvement Plan and Reiterates Full Year 2017 Revenue Guidance

Philadelphia, PA — August 21, 2017 — Hill International (NYSE:HIL), the global leader in managing construction risk, today announced that the Company and its Board of Directors have undertaken several initiatives to improve performance. With the assistance of outside consultants, Alvarez & Marsal, the Company is taking steps to reduce its cost structure and identify and implement revenue enhancements. The Company identified estimated annualized pre-tax savings ranging from $27.0 million to $38.0 million.  The Company expects the actions necessary to obtain these savings will be substantially completed by June 30, 2018.

The Company began reductions in mid-May 2017 following the sale of the Company’s Construction Claims Group. At this point, the Company has reduced its back office workforce by more than 70 employees, incurring pre-tax restructuring and other charges of approximately $1.2 million for employee termination benefits and related costs as well as $1.4 million in other pre-tax restructuring charges. As a result of the reductions which have already been implemented, the partial year savings through December 31, 2017 will be approximately $3.5 million (excluding restructuring related costs), with expected annual net savings of approximately $8.0 million in 2018 and beyond.

The Company expects to incur additional future charges of approximately $6.0 million, primarily representing costs relating to additional employee related terminations, facilities closures, consolidations and relocations, and vendor rationalization.

Current Backlog

The Company’s total backlog at June 30, 2017 was $895 million, up 1.3% from $883 million at March 31, 2017. Twelve-month backlog at June 30, 2017 was $320 million, down 1.2% from $324 million at March 31, 2017. Our net bookings during the second quarter of 2017 of $113 million equates to a book-to-bill ratio of 112%. Our net bookings during the first half of 2017 of $261 million equates to a book-to-bill ratio of 133%.

2017 Guidance

Based on current market conditions and the backlog amounts described above, the Company reiterates its previously issued guidance that consulting fee revenue in 2017 will be between $400 million and $425 million. This guidance reflects an approximate 2% to 8% decrease in consulting fee revenue for the year compared to 2016.

About Hill International

Hill International, with 3,300 professionals in more than 50 offices worldwide, provides program management, project management, construction management and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings, profit improvement, cost savings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realizable as revenue, we may incur difficulties in implementing our initiatives to improve performance, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.
John Fanelli III
Executive Vice President and Chief Financial Officer
(215) 309-7906
johnfanelli@hillintl.com

The Equity Group Inc.
Devin Sullivan
Senior Vice President
(212) 836-9608
dsullivan@equityny.com